The Steak n Shake Company Announces
its Strategic Direction for 2004

INDIANAPOLIS, February 11, 2004 – The Steak n Shake Company (NYSE: SNS) announced the Strategic Direction for 2004 at a well attended Annual Shareholders meeting held today at the Steak n Shake corporate office in downtown Indianapolis. In addition the Company also announced changes to Senior Management and to the Board of Directors.

Alan Gilman, Chairman of The Steak n Shake Company, announced that the Board of Directors elected Peter Dunn, formerly President and Chief Operations Officer, to additional responsibilities as President and Chief Executive Officer. "This is a well deserved recognition to the many contributions Peter has made to create added value for our Company," Mr. Gilman said. In addition, Mr. Gilman announced the retirement of Vice President and Corporate Secretary, Mary Ham after 10 years of outstanding service. David Milne will assume the responsibilities of Corporate Secretary effective today. Mr. Gilman also acknowledged, recognized and thanked Ms. S. Sue Aramian for her devoted work as an Officer and Director for the last twenty plus years.

Several new Corporate Officers were also announced – Roxanne Crosby as the Senior Vice President of Human Resources and Bradley Manns as the Vice President of Franchising.

Four proposals were approved by the Shareholders:

●	The election of the nine Directors

●	The amended and restated 1997 Capital Appreciation Plan

●	The 2004 Director Stock Option Plan

●	The appointment of Deloitte & Touche, LLP as independent auditors for Fiscal 2004.

Peter Dunn presented the Strategic Direction for 2004. This direction focused on the strong foundation of Steak n Shake and reinforced the Virtuous Cycle – the service value profit chain. This cycle begins with capable leaders who are able to energize and take better care of associates, who then take better care of guests, so that margins and labor improves, resulting in increased sales, profits and shareholder value. Reinvestments back in this cycle will continue to perpetuate the cycle allowing the Company to expand the reach of Steak n Shake with added restaurants and franchisees. This presentation in its entirety can be viewed on the Company’s website at www.steaknshake.com.

Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous Steakburgers, thin ‘n crispy French Fries and old fashioned hand-dipped Milk Shakes. Menu variety includes sandwiches, such as the Turkey Melt and the Grilled Chicken Breast, as well as Chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows. Restaurants are open 24 hours a day, seven days a week.

This press release contains various "forward looking statements" which represent the company’s expectations or beliefs concerning future events. Investors are cautioned that reliance on "forward looking statements" involves risks and uncertainties, and although the Company believes that the assumptions on which the "forward looking statements" contained herein are based, are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the "forward looking statements" based upon those assumptions also could be incorrect. Investors are referred to the full discussion of risk and uncertainties associated with "forward looking statements" contained in the company’s filings with the Securities and Exchange Commission.

Contact:	Victor F. Yeandel
Vic.yeandel@steaknshake.com
www.steaknshake.com
(317) 633-4100